Exhibit 10.2

TERMINATION AGREEMENT

The TERMINATION AGREEMENT, dated as of May 8, 2012 (this “Agreement”), is made and entered into by and between PetroQuest Energy, Inc., a Delaware corporation with its principal office at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 (the “Company”), and Tracy Price (“Executive”).

R E C I T A L S

A. Company desires to enter into an agreement with Executive whereby severance benefits will be paid to Executive on a change in control of the Company and consequent actual or constructive termination of Executive’s employment.

B. This Agreement sets forth the severance benefits which the Company agrees that it will pay to the Executive if Executive’s employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall be effective immediately on the date hereof and shall continue in effect through December 31, 2015; provided, however, that commencing on January 1, 2016 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall automatically be extended for 24 months beyond the term provided herein if a Change in Control, as defined in Section 3 of this Agreement, has occurred during the term of this Agreement.

2. Effect on Employment Rights. This Agreement is not part of any employment agreement that the Company and Executive may have entered. Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate for any reason, with or without Cause (as defined below).

Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company (as defined below), Executive will remain in the employ of the Company during the pendency of any such potential change in control and for a period of one year after the occurrence of an actual Change in Control. For this purpose, a “Potential Change in Control of the Company” shall be deemed to have occurred if (a) the Company enters into an agreement the consummation of which would result in the occurrence of a Change in Control, (b) any person (including the Company) publicly announces an intention to take or consider taking action which if consummated would constitute a Change in Control or (c) the Board of Directors of the Company (the “Board”) adopts a resolution to the effect that a potential change in control of the Company has occurred.

3. Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:

(a) any “person” (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company of any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of not more than two consecutive years, individuals who at the beginning of much period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holder of securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, if any transaction described under paragraphs (a), (c) and (d) of this Section 3 results in consideration to the Company or the shareholders of the Company, as the case may be, from such transaction with a value (as determined in good faith by the Compensation Committee of the Board) of less than $1.00 per share (subject to adjustment for stock splits and combination and stock dividends after the date hereof), no Change in Control will be deemed to occur unless such transaction is approved by persons holding not less than two-thirds of the combined voting power of the Company’s voting securities entitled to vote on such transaction. In addition, no Change in Control shall be deemed to occur if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee of the Board, the holders of the Company’s Common Stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

4. Termination of Employment Following a Change in Control. Executive shall be entitled to the benefits provided in Section 5 hereof upon the subsequent termination of Executive’s employment by the Company within two (2) years after a Change in Control which occurs during the term of this Agreement, provided such termination is (a) by the Company other than for Cause, or (b) by Executive for Good Reason, as defined below. Executive shall not be entitled to the benefits of Section 5, any other provision hereof to the contrary notwithstanding, if Executive’s employment terminates: (i) pursuant to Executive retiring at age 65, (ii) by reason of Executive’s total and permanent disability, or (iii) by reason of Executive’s death. As used herein, “total and permanent disability” means a condition which prevents Executive from performing to a significant degree the essential duties of his or her position and is expected to be of long-term duration or result in death. A determination of total and permanent disability must be based on competent medical evidence.

(a) Cause.

(i) Definition. Termination by the Company of Executive’s employment for “Cause” shall mean termination upon Executive’s willful engaging in misconduct which is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company or its subsidiaries. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose of making a determination of whether Cause for termination exists (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of misconduct as set forth above in this subsection 4(a)(i) and specifying the particulars thereof in detail.

(ii) Remedy by Executive. If the Company gives Executive a Notice of Termination which states that the basis for terminating Executive’s employment is Cause, Executive shall have ten days after receipt of such Notice to remedy the facts and circumstances which provided Cause. The Board (or any duly authorized Committee thereof) shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to Executive. If the Board determines that an adequate remedy has not occurred, then the initial Notice of Termination shall remain in effect.

(b) Good Reason. After a Change in Control, Executive may terminate employment with the Company at any time during the term of this Agreement if Executive has made a good faith reasonable determination that Good Reason exists for this termination.

(i) Definition. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of Executive:

A. any material change by the Company in Executive’s functions, duties, or responsibilities which change would cause Executive’s position with the Company to become of less dignity, responsibility, importance, or scope from the position and attributes that applied to Executive immediately prior to the Change in Control;

B. any significant reduction in Executive’s base salary, other than a reduction effected as part of an across-the-board reduction affecting all executive employees of the Company;

C. any material failure by the Company to comply with any of the provisions of this Agreement (or of any employment agreement between the parties);

D. the Company’s requiring Executive to be based at any office or location more than 45 miles from the home at which the Executive resides on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of Executive’s responsibilities and commensurate with the amount of travel required of Executive prior to the Change in Control; or

E. any failure by the Company to obtain the express assumption of this Agreement by any successor or assign of the Company.

Executive’s right to terminate employment for Good Reason pursuant to this subsection 4(b)(i) shall not be affected by Executive’s incapacity due to physical or mental illness.

(ii) Remedy by Company. If Executive gives the Company a Notice of Termination which states that the basis for Executive’s termination of employment is Good Reason, the Company shall have ten days after receipt of such Notice to remedy the facts and circumstances which provided Good Reason. Executive shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to the Company. If Executive determines that adequate remedy has not occurred, then the initial Notice of Termination shall remain in effect.

(iii) Determination by Executive Presumed Correct. Any determination by Executive pursuant to this Section 4(b) that Good Reason exists for Executive’s termination of employment and that adequate remedy has not occurred shall be presumed correct and shall govern unless the party contesting the determination shows by a clear preponderance of the evidence that it was not a good faith reasonable determination.

(iv) Severance Payment Made Notwithstanding Dispute. Notwithstanding any dispute concerning whether Good Reason exists for termination of employment or whether adequate remedy has occurred, the Company shall immediately pay to Executive, as specified in Section 5, any amounts otherwise due under this Agreement.

(c) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive hereunder shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provisions in this Agreement relied upon any which sets forth (i) in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (ii) the date of Executive’s termination of employment, which shall be no earlier than 10 days after such Notice is received by the other party. Any purported termination of the Executive’s employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement shall not be effective. In the case of a termination for Cause, the Notice of Termination shall also satisfy the requirements set forth in Section 4(a)(i).

5. Severance Payment Upon Termination of Employment. If Executive’s employment with the Company is terminated during the term of this Agreement and after a Change in Control (a) by the Company other than for Cause, or (b) by Executive for Good Reason, then Executive shall be entitled to the following:

(a) Lump-Sum Severance Payment. In lieu of any further salary payments to the Executive for periods subsequent to the date of termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two (2) (or, if less, the number of years, including fractions, from the date of termination until the Executive would have reached age sixty-five (65)) times the sum of (a) the Executive’s annual base salary in effect on date of termination and (b) the Executive’s most recent annual bonus. If the most recent Annual Bonus was a stock option or a stock grant, the value of the bonus will be deemed to be the number of option shares times the closing price of the Company’s Common Stock for the 20 trading days prior to termination.

(b) Continued Benefits. For a twenty-four (24) month period (or, if less, the number of months from the date of termination until the Executive would have reached age sixty-five (65)) after the date of termination, the Company shall continue to pay the Company portion of any premiums and otherwise provide the Executive with life insurance, health, disability and other welfare benefits (“Welfare Benefits”) substantially similar in all respects to those which the Executive is receiving immediately prior to the Notice of Termination in accordance with the Company’s normal payroll practices (without giving effect to any reduction in such benefits subsequent to the Potential Change in Control of the Company preceding the Change in Control or the Change in Control which reduction constitutes or may constitute Good Reason). With respect to benefits set forth in this subsection (b), all insurance premium and/or benefit payments by the Company, to the extent possible, shall be made so as to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the rules, notices and regulations thereunder (the “Code”), and for the purposes thereof, each payment shall be treated as a separate payment under Code Section 409A. Benefits otherwise receivable by an Executive pursuant to this Section shall be reduced to the extent substantially similar benefits are actually received by or made available to the Executive by any other employer during the same time period for which such benefits would be provided pursuant to this Section at a cost to the Executive that is commensurate with the cost incurred by the Executive immediately prior to the Executive’s date of termination (without giving effect to any increase in costs paid by the Executive after the Potential Change in Control of the Company preceding the Change in Control or the Change in Control which constitutes or may constitute Good Reason); provided, however, that if the Executive becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Executive or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Executive or a family member or dependent for a designated waiting period, the Executive’s coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the second anniversary of the Executive’s date of termination. The Executive agrees to report to the Company any coverage and benefits actually received by the Executive or made available to the Executive from such other employer(s). The Executive shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to the Executive to the same extent that actively employed senior executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Executive shall pay the amount of any cost increase that would actually be paid by an actively employed executive of the Company by reason of making the same change in his level of coverage or coverage options. With respect to any benefits that are for medical, dental or vision expenses under a self-insured plan, the Executive shall pay the premiums for such coverage and the Company shall reimburse the Executive for the Company portion of the cost of such premiums by the 15th day of the month following the month such premiums are paid by the Executive. After the group health benefits provided hereunder have expired, the Executive and his dependents shall be eligible to elect continuation of health insurance coverage under COBRA and shall be responsible for the applicable premiums under COBRA. With respect to any premiums or amounts payable under this Section, to the extent that such amounts are taxable and not otherwise exempt from deferred compensation under Code Section 409A, the Executive shall pay the premiums or expenses, the Company shall promptly reimburse Executive for such amounts and the Company’s reimbursement payments shall be subject to the following: (i) all amounts to be paid under this paragraph and that are includable in Executive’s income shall only be paid if such premiums or expenses are incurred during the two (2) year period after the Termination Date; (ii) any amount reimbursable or paid in one tax year shall not affect the amount to be reimbursed or paid in another tax year; (iii) if Executive is reimbursed for any premiums or expenses hereunder, he must provide the Company with reasonable documentation of such premiums or expenses; (iv) payments for such premiums or expenses will be made in cash promptly after the expenses are incurred but in no event later than the end of Executive’s taxable year following the tax year in which the expenses are incurred; and (v) the payments under this paragraph cannot be substituted for another benefit.

(c) Gross-Up Payment. In the event that the Executive becomes entitled to the severance benefits described in Sections 5(a) and 5(b) or any other benefits or payments under this Agreement or any other agreement, plan, instrument or obligation in whatever form of the Company or its subsidiaries or affiliates (other than pursuant to this Section) including by reason of the accelerated vesting of stock options or restricted stock hereunder or thereunder (together, the “Total Benefits”), and in the event that any of the Total Benefits will be subject to the excise tax under Code Section 4999, including interest, penalties or other excise tax thereon (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Tax and FICA and Medicare withholding taxes upon the payment provided for by this Section, shall be equal to the Total Benefits.

For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning the Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel (“Tax Counsel”) selected by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the Base Amount (as defined in the Code), or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of Tax Counsel are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive).

(d) Timing of Payments. The payments provided for in Sections 5(a) and 5(c) shall be made not later than the fifth (5th) day following the date of termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (the “Underpayment”) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination, and if it is determined there is an Underpayment in any tax audit or proceeding under Code Section 4999, such Underpayment amount shall be paid within 5 days after the conclusion of such tax audit or proceeding under Code Section 4999. Notwithstanding anything to the contrary in the foregoing provisions of this Section 5(d), in no event shall payment of any Gross-Up Payment and any Underpayment be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority. Reimbursement of any costs or expenses incurred by the Executive due to a tax audit or litigation related to “parachute payments,” “excess parachute payments,” Excise Tax or the Gross-Up Payments or other payments in Section 5(c) and Section 6 below shall be made by December 31 of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by December 31 of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The Executive’s right to payment or reimbursement pursuant to Section 5(c) or (d) shall not be subject to liquidation or exchange for any other benefit.

(e) Specified Employee Status. In the event that, as of the date of Executive’s “Separation from Service,” as defined in Treasury Regulation Section 1.409A-1(h), Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that any of the payments under this Agreement payable on account of a Separation from Service, including without limitation, any payments in Sections 5 and 6 are subject to, and not exempt from, Code Section 409A, such amounts shall be paid not earlier than (1) six months after the date of the Executive’s Separation from Service within the meaning of Code Section 409A, or (2) the date of Executive’s death, as required in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2) (“Waiting Period”); any payments withheld during the Waiting Period will be paid in a lump sum amount on the first business day of the seventh month following the Executive’s Separation from Service and payments thereafter shall be otherwise paid as provided herein.

(f) Termination of Employment. For the purposes of Code Section 409A, to the extent any payment under this Agreement is deferred compensation subject to and not exempt from Code Section 409A, Executive’s termination and termination date from the Company shall mean a Separation from Service within the meaning of Code Section 409A.

6. Reimbursement of Legal Costs. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to any payments under this Agreement including all such fees and expenses, if any, incurred in contesting or disputing any Notice of Termination under Section 4(a) hereof or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provide hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s respective written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

Notwithstanding the foregoing, to the extent that Code Section 409A is applicable to the expenses under this Section 6 as deferred compensation, to the extent that no exception under Code Section 409A is applicable the following shall apply (and to the extent such expenses are not reimbursements for tax audit or litigation expenses which are subject to the reimbursement provisions of Section 5(d)): (a) all expenses to be paid under this Section 6 and that are taxable and includable in Executive’s income shall only be paid for a period not to exceed 25 years from the Executive’s Separation from Service; (b) any amount reimbursable or paid in one tax year shall not affect the amount to be reimbursed or paid in another tax year; (c) the Executive must provide the Company with reasonable documentation of such expenses; (d) payments for such expenses will be made in cash within 30 days after the reasonable documentation of the expenses incurred is provided but in no event later than the end of Executive’s taxable year following the Executive’s tax year in which the expenses are incurred; and (e) the payments under this Section 6 cannot be substituted for another benefit.

7. Damages. Executive shall not be required to mitigate damages with respect to the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by retirement benefits, deferred compensation or any compensation earned by Executive as a result of employment by another employer.

8. Successor to Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9. Heirs of Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be so much designee, to Executive’s estate.

10. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Any arbitration held pursuant to this Section in connection with Executive’s termination of employment shall take place in Houston, Texas at the earliest possible date. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys’ fees and necessary costs and disbursements, not to exceed in the aggregate one percent (1%) of the net worth of the other party, in addition to any other relief to which he or it may be entitled. All such expenses shall be paid only if incurred prior to the last day of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs.

11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by messenger or in person, or when mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	400 E. Kaliste Saloom Road Suite 6000 Lafayette, Louisiana 70508 Attention: President

If to the Executive:	400 E. Kaliste Saloom Road Suite 6000 Lafayette, Louisiana 70508

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. General Provisions.

(a) Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive’s rights be subject to encumbrance or subject to the claims of the Company’s creditors. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b) This Agreement and any employment agreement with Executive plus terms of any stock option plans or grants constitutes the entire agreement between the parties hereto in respect to the rights and obligations of the parties following a Change in Control. This Agreement supersedes and replaces all prior oral and written agreements, understandings, commitments, and practices between the parties (whether or not fully performed by Executive prior to the date hereof), which shall be of no further force or effect.

(c) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

(d) This Agreement may not be amended or modified except by a written instrument executed by the Company and Executive.

(e) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas.

13. Code Section 409A. This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder.

14. No Guarantee of Tax Consequences. None of the Company, its Affiliates or any of their officers, directors, employees or agents are responsible for or guarantee the tax consequences to Executive with respect to any payments or benefits provided under this Agreement including, without limitation, any excise tax, interest or penalties that may be imposed under Code Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PetroQuest Energy, Inc., a Delaware Corporation

/s/ Charles T. Goodson
Charles T. Goodson President and Chief Executive Officer

Executive

/s/ Tracy Price
Tracy Price

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